LEGAL BROADCAST CORPORATION

                               SELL-BACK AGREEMENT


         The parties to this agreement are THAON COMMUNICATIONS, INC. ("THAON"), a Nevada corporation, trading on the OTCBB as THAO, and the former shareholders of Legal Broadcast Corporation, Inc., a Nevada corporation ("LBC"), who are listed on Exhibit "A" to this Agreement, identified in this agreement as the "LBC Shareholders".

Recitals:

         Whereas, LBC was originally acquired by THAON in a tax-free stock exchange of 2,000,000 shares of LBC common stock for 1,000,000 shares of THAON convertible preferred series D stock, having a par value of $1.00 per share ("Series D Preferred"); and

         Whereas, for valid business reasons, THAON desires to sell a majority of its interest in LBC and the various holders of the Series D Preferred desire to acquire that interest in LBC,

The parties to this agreement, in consideration of the terms and conditions set forth below, agree:

1.0      SELL-BACK CONSIDERATION

         1.1 THAON currently owns 2,000,000 shares of common stock in LBC, of which it will sell a total of 1,700,000 to the LBC Shareholders, pari passu with their holdings of Series D Preferred in THAON. THAON will retain a total of 300,000 shares of LBC common stock and therefore become a 15% holder of LBC equity immediately after closing of this transaction.

         1.2 The LBC Shareholders will, proportionate to their respective holdings, tender, in the aggregate, 900,000 THAON Series D Preferred to THAON for cancellation in exchange for the 1,700,000 LBC common to be transferred to them. This will result in the LBC Shareholders retaining a total of 100,000 shares of Series D Preferred.

2.0      COORDINATION AND TIMING

         2.1 This transaction must be approved by a majority-in-interest of the THAON shareholders and by the THAON Board of Directors. The Board of Directors has previously approved the terms and conditions of this agreement, subject to shareholder approval and/or ratification of this Agreement, but a shareholder vote must be secured. That vote may be obtained by a written consent of a majority of the existing shareholders entitled to vote, which will necessitate a
Schedule 14C filing with the Securities and Exchange Commission, or by a proxy vote of a majority of the shareholders, which would require a proxy statement with the associated filings on Schedule 14A.

         2.2 If the shareholder approval is to be obtained by consent, the parties anticipate that the transaction will require approximately 30 days for final approval. If the shareholder approval is to be obtained by solicitation of proxies, the parties anticipate that final approval will require approximately 60 days.

         2.3 Until such time as shareholder approval is finalized, LBC will be operated by its existing board of directors and management as currently constituted. If a majority-in-interest of the existing shareholders of THAON execute a consent to the transaction, then the LBC Shareholders will tender their Series D Preferred for exchange and cancellation and they may assume control of LBC and operate LBC as if they were the majority owners thereof, making changes to the board of directors and to management as they deem suitable, even though this occurs prior to final approval obtained through the
Schedule 14C filing process.

         2.4 This exchange need only be approved by an aggregate total of 501,000 shares of Series D Preferred as currently held by the LBC Shareholders, and subsequent tender of at least that minimum number of Series D Preferred according to the terms of this Agreement. Any tender of less than the 900,000 Series D Preferred shares contemplated will result in a proportionate reduction in the 1,700,000 shares of LBC that are given in exchange.

3.0      ADDITIONAL EXCHANGE COMPENSATION

         3.1 As additional compensation to THAON and its shareholders, LBC may, at LBC's election, determine that THAON should distribute the 300,000 LBC shares it then holds to THAON's shareholders in the form of a dividend. Subject to the following conditions, LBC may choose to issue to THAON, for distribution along with the dividend, warrants to purchase additional common stock of LBC.

                  3.1.1 LBC will pay all costs of the dividend distribution, to include the charges imposed by THAON's transfer agent, any filings with the Securities and Exchange Commission enabling this transaction (such as S-1, SB-2, Form 10SB or other registration statements), and attorneys and accountants' fees associated with these filings.

                  3.1.2 THAON must, in its own Board of Directors' discretion, meet the dividend financial solvency requirements of Nevada state law, determining that THAON is able to pay its debts as they become due in the usual course of business or that, following the distribution, THAON's total assets are more than its total liabilities plus any amount that would be needed if THAON were to be dissolved at the time of the distribution to satisfy and preferential rights of THAON shareholders. Once the solvency test is met, and upon payment of costs by LBC, THAON will distribute the LBC shares in accordance with an effective registration statement by LBC on Form S-1 or, if not eligible for Form S-1, on Form SB-2 or Form 10.
         3.2 The dividend to the then-existing THAON shareholder base will be distributed pro rata to all common shareholders of THAON as of the ex-dividend date to be set in the future. Fractional share issuances will be rounded up to 1 full share. This rounding requirement may call for the issuance of additional LBC stock, by LBC, which it will issue in conformity with this condition.


4.0      MISCELLANEOUS


         4.1 SUBSEQUENT EVENTS. THAON and the LBC Shareholders each agree to notify the other party, if, subsequent to the date of this Agreement, either party incurs obligations which could compromise their efforts and obligations under this Agreement.

         4.2 AMENDMENT. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties hereto.

         4.3 FURTHER ACTIONS AND ASSURANCES. At any time and from time to time, each party agrees to take actions and to execute and deliver documents as may be reasonably necessary to effectuate the purposes of this Agreement.

         4.4 WAIVER. Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

         4.5 ASSIGNMENT. Neither this Agreement nor any right created by it shall be assignable by the LBC Shareholders without the prior written consent of THAON until after transfer of the LBC shares to that particular shareholder.

         4.6 NOTICES. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, or when sent by facsimile transmission, charges prepaid, provided the communication is addressed:

                  In the case of The LBC Shareholders

                           Dieterich & Associates
                           11300 West Olympic Boulevard, Suite 800
                           Los Angeles, California 90064
                           Fax: (310) 312-6680

                           In the case of THAON:





                  or to such other person or address designated by The LBC Shareholders or THAON to receive notice.

         4.7      HEADINGS.   The  section  and  subsection   headings  in  this
                  agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         4.8 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         4.9 GOVERNING LAW. This Agreement was negotiated and is being contracted for in the State of Nevada, and shall be governed by the laws of the State of Nevada, notwithstanding any conflict-of-law provision to the contrary. Should any aspect of this agreement be subject to litigation or arbitration, the prevailing party in such dispute will be entitled to, in addition to all other damages, an award of its reasonable attorneys and accountant's fees.

         4.10 BINDING EFFECT. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

         4.11 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

         4.12 SEVERABILITY. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

         4.13 FACSIMILE COUNTERPARTS. A facsimile, telecopy, or other reproduction of this Agreement may be executed by one or more parties hereto and such executed copy may be delivered by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

         4.14 TIME IS OF THE ESSENCE. Time is of the essence of this Agreement and of each and every provision hereof.

         4.15 REPRESENTATION. Both parties acknowledge that they have been represented by counsel of their own choosing and that they have received advice and guidance from their respective counsel. Based upon this representation, neither party will be construed to have been the drafting party for this Agreement, and neither party will be adjudged unrepresented for purposes of interpreting ambiguities in the Agreement.

         4.16 FORCE MAJEURE. In the event either party hereto is unable to fulfill the terms and conditions hereof as a result of earthquake, typhoon, flood, fire, war and other unpredictable and unpreventable force majeure, such party shall immediately inform the other by cable and provide full details, supporting certificates or request for postponement or for partial fulfillment within fifteen days. Such supporting documents shall be duly issued by the notarial authorities in the place where the force majeure takes place. Both parties will study and decide whether the contract should be terminated or whether such party should be partially exempted from the responsibilities or whether fulfillment should be postponed.

         4.17 RESERVATION OF RIGHTS. The failure of any party at any time hereafter to require strict performance by any other party of any of the warranties representations, covenants, terms, conditions and provisions specified in this agreement shall not waive, affect or diminish any right of the party failing to require strict performance to demand strict compliance and performance therewith and with respect to any other provisions, warranties, terms and conditions specified in this agreement, and any waiver of any default not waive or affect any other default, whether prior or subsequent thereto, and whether the same or of a different type. None of the representations, warranties, covenants, conditions, provisions and terms specified in this Agreement shall be deemed to have been waived by any act or knowledge of any party, and any such waiver shall be made only by an instrument in writing, singed by the waiving party and directed to each non-waiving party specifying such waiver. Each party reserves such party's rights to insist upon strict compliance with the terms, conditions and provisions of this Agreement at all times.

         4.18 REMEDIES. The parties to this Agreement acknowledge and agree that breach of any of the covenants of the Agreement may not be compensable by payment of money damages and, therefore, that the covenants of the parties set forth in this Agreement may be enforced in equity by a decree requiring specific performance. Without limiting the foregoing, if any dispute arises concerning the sale or other disposition of any of the stock that is the subject of this Agreement, the parties agree that an injunction may be issued restraining the sale or other disposition of such stock or rescinding any such sale or other disposition, pending resolution of the controversy. These remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the parties may have under this Agreement.


         4.19 PRELIMINARY FEES. Legal fees incurred for the drafting, circulation and final documentation of this Agreement will be paid by LBC (or the LBC Shareholders should the transaction not be completed).

         Wherefore, this Agreement is executed to be effective the 7th of August, 2002.

THAON COMMUNICATIONS, INC.



By:/s/ Adam Anthony
     ----------------------------
      Adam Anthony, President


     -----------------------------
                           , Secretary

THE LBC SHAREHOLDERS

/s/ Mitch Mondo
--------------------------------
The Cardomon Group (220,000 shares of Series D)

/s/ Doug Mondo
--------------------------------
Doug Mondo (310,000 shares of Series D)

/s/ Mitch Mondo
--------------------------------
Mitch Mondo (310,000 shares of Series D)

/s/ Deron Whitney
--------------------------------
Deron Whitney (90,000 s shares of Series D)




/s/ Rob Hickman
--------------------------------
Rob Hickman (10,000  shares of Series D)

/s/ Joel Heffron
--------------------------------
Joel Heffron (50,000  shares of Series D)

/s/ Glenn Mondo
-------------------------------
Glenn Mondo (10,000  shares of Series D)

                                   EXHIBIT "A"

                 Shareholders of Series D Preferred Thaon Stock

|------------------------------|----------------------------|---------------------------|----------------------------|
|         Shareholder          |  Shares of Series D Owned  |     Shares of LBC Common  |    Remaining Series D Owned|
|                              |      Prior to Exchange     |    Stock to be Issued in  |         after Exchange     |
|                              |                            |           Exchange        |                            |
|==============================|============================|===========================|============================|
|The Cardomon Group            |           220,000          |           374,000         |             22,000         |
|------------------------------|----------------------------|---------------------------|----------------------------|
|Doug Mondo                    |           310,000          |           527,000         |             31,000         |
|------------------------------|----------------------------|---------------------------|----------------------------|
|Mitch Mondo                   |           310,000          |           527,000         |             31,000         |
|------------------------------|----------------------------|---------------------------|----------------------------|
|Deron Whitney                 |           90,000           |           153,000         |              9,000         |
|------------------------------|----------------------------|---------------------------|----------------------------|
|Joel Heffron                  |           50,000           |            85,000         |              5,000         |
|------------------------------|----------------------------|---------------------------|----------------------------|
|Rob Hickman                   |           10,000           |            17,000         |              1,000         |
|------------------------------|----------------------------|---------------------------|----------------------------|
|Glenn Mondo                   |           10,000           |            17,000         |              1,000         |
|------------------------------|----------------------------|---------------------------|----------------------------|
|Totals                        |        1,000,000           |        1,700,000          |           100,000          |
|------------------------------|----------------------------|---------------------------|----------------------------|
